Exhibit 99.1

Avago Technologies to Acquire Broadcom for $37 Billion

•	Creates the world’s leading diversified communications semiconductor company

•	Transaction consideration of $17 billion in cash and equity valued at approximately $20 billion as of May 27, 2015

•	$750 million of projected annual cost synergies expected to be achieved within 18 months

•	Immediately accretive to non-GAAP EPS and free cash flow

SINGAPORE and IRVINE, CA – May 28, 2015 – Avago Technologies Limited (NASDAQ: AVGO) and Broadcom Corporation (NASDAQ: BRCM) today announced that they have entered into a definitive agreement under which Avago will acquire Broadcom in a cash and stock transaction that values the combined company at $77 billion in enterprise value. Upon completion of the acquisition, the combined company will have the most diversified communications platform in the semiconductor industry, with combined annual revenues of approximately $15 billion.

“Today’s announcement marks the combination of the unparalleled engineering prowess of Broadcom with Avago’s heritage of technology from HP, AT&T, and LSI Logic, in a landmark transaction for the semiconductor industry,” said Hock Tan, President and Chief Executive Officer of Avago. “The combination of Avago and Broadcom creates a global diversified leader in wired and wireless communication semiconductors. Avago has established a strong track record of successfully integrating companies onto its platform. Together with Broadcom, we intend to bring the combined company to a level of profitability consistent with Avago’s long-term target model.”

“This transaction benefits all of Broadcom’s key stakeholders,” remarked Scott McGregor, President and Chief Executive Officer of Broadcom. “Our customers will gain access to a greater breadth of technology and product capability. For our shareholders, the transaction provides both compelling up-front value as well as the opportunity to participate in the future upside of the combined business.”

“When Henry Nicholas and I founded Broadcom, we had a vision of creating the world leader in communications semiconductors. Today’s announcement is a continuation of that vision and we could not think of a better partner for the future than Avago,” stated Dr. Henry Samueli, Co-Founder, Chief Technical Officer and Chairman of the Board of Broadcom.

“The culture that Henry and I created when we founded Broadcom was demanding, execution-oriented, and certainly not guaranteed to mesh with the average technology company,” said Dr. Henry T. Nicholas, Co-founder and past CEO of Broadcom. “It was, however, a culture that enabled Broadcom to grow exponentially and emerge as the market leader in every major market segment involving broadband communications. In Avago, we have found a culture and a management team that embody the best of the philosophies on which Broadcom was founded, together with a fast-paced, no-nonsense, process-driven business culture that we need to take our combined company to the next level. I am confident that, under the visionary leadership of Hock Tan, the combined company will realize its potential to be the world’s greatest semiconductor company.”

Following completion of the transaction, Mr. Tan, President and Chief Executive Officer of Avago, will continue to serve as President and Chief Executive Officer of the combined company, which will adopt the name Broadcom Limited. Dr. Samueli will join the board of the combined company as will another director from Broadcom. In addition, Dr. Samueli will be appointed Chief Technology Officer of the combined company. Dr. Nicholas will serve in a strategic advisory role within the combined company, reporting to Mr. Tan.

Transaction Structure and Terms

Under the terms of the definitive agreement, Avago will acquire Broadcom for $17 billion in cash consideration and the economic equivalent of approximately 140 million Avago ordinary shares, valued at $20 billion as of May 27, 2015, resulting in Broadcom shareholders owning approximately 32% of the combined company. Based on Avago’s closing share price as of May 27, 2015, the implied value of the total transaction consideration for Broadcom is $37 billion.

Holders of outstanding shares of Broadcom will have the ability to elect to receive, for each Broadcom share held: (i) $54.50 in cash; (ii) 0.4378 ordinary shares in a newly-formed Singapore holding company (“HoldCo”); (iii) a restricted equity security that is the economic equivalent of 0.4378 ordinary shares of HoldCo that will not be transferable or saleable for a period of one to two years after closing; or (iv) a combination thereof. The shareholder election will be subject to a proration mechanism, which is anticipated to result in payment in the aggregate in the range of 50% cash and 50% equity in the transaction. Upon closing of the transaction, Avago shareholders will exchange their ordinary shares for HoldCo ordinary shares on a one to one basis.

No trading market is expected to develop for the restricted equity. The receipt of the restricted equity is expected to be tax free to former Broadcom shareholders, and if a requested tax ruling is obtained from the IRS, the receipt of HoldCo ordinary shares will also be tax free to the Broadcom shareholders. Receipt of HoldCo ordinary shares by former Avago shareholders is expected to be tax free.

Avago intends to fund the $17 billion of cash consideration with cash on hand from the combined companies and $9 billion in new, fully-committed debt financing from a consortium of banks.

The transaction has been unanimously approved by the boards of directors of both companies, as well as a special committee of the independent directors of Broadcom. Dr. Samueli and Dr. Nicholas, the founders of Broadcom, have signed support agreements to vote to approve the transaction. Closing of the transaction is expected by the end of the first calendar quarter of 2016, and is subject to regulatory approvals in various jurisdictions, as well as the approval of Avago’s and Broadcom’s shareholders.

Conference Call

Avago and Broadcom management will host a conference call to discuss details of the transaction. A live webcast and the accompanying presentation relating to the transaction will be available in the “Investors” section of Avago’s website at www.avagotech.com in advance of the conference call.

Conference call date: May 28, 2015

Time: 5:00am Pacific (8:00am Eastern)

Dial in #: US (877) 703-6103, International +1 (857) 244-7302

Passcode is 44092275

A replay of the call will be available for one week by dialing (888) 286-8010 (US) or +1 (617) 801-6888 (International) and the passcode is 12012367. A webcast of the conference call will also be available in the “Investors” section of Avago’s website at www.avagotech.com.

Avago also today issued a separate press release announcing its second quarter fiscal year 2015 financial results. Avago management will not host its conference call to discuss the results, which had previously been scheduled to take place at 2:00 p.m. Pacific Time on May 28, 2015.

About Avago Technologies Limited

Avago Limited is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products and complex digital and mixed signal CMOS based devices. Avago’s product portfolio is extensive and includes thousands of products in four primary target markets: wireless communications, enterprise storage, wired infrastructure and industrial and other.

About Broadcom

Broadcom Corporation is a global leader and innovator in semiconductor solutions for wired and wireless communications. Broadcom products seamlessly deliver voice, video, data and multimedia connectivity in the home, office and mobile environments. With one of the industry’s broadest portfolios of state-of-the-art system-on-a-chip solutions, Broadcom is changing the world by connecting everything.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning Avago, Broadcom, HoldCo, Safari Cayman LP (“New LP”), the proposed transactions and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Avago and Broadcom, as well as assumptions made by, and information currently available to, such management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the parties’ control. Therefore, you should not place undue reliance on such statements.

Factors which could cause actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required approvals from the shareholders of Avago or Broadcom for the transaction are not obtained; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of Avago or Broadcom; (5) the ability of Avago and Broadcom to retain and hire key personnel; (6) competitive responses to the proposed transaction; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) the combined companies’ ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating the combined companies’ existing businesses and the indebtedness planned to be incurred in connection with the transaction; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Broadcom’s and Avago’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, respectively, and Broadcom’s and Avago’s more recent reports filed with the SEC. Neither Broadcom nor Avago undertakes any intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the United States Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Important Additional Information Will be Filed with the SEC

HoldCo will file with the SEC a registration statement on Form S-4, which will include the joint proxy statement of Avago and Broadcom that also constitutes a prospectus of HoldCo and New LP (the “joint proxy statement/prospectus”). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, IN THEIR ENTIRETY CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AVAGO, BROADCOM, HOLDCO, NEW LP, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by the parties through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by the parties by contacting Avago Investor Relations at (408) 435-7400 or investor.relations@avagotech.com (for documents filed with the SEC by Avago, HoldCo or New LP) or andrewtp@broadcom.com (for documents filed with the SEC by Broadcom).

Participants in the Solicitation

Avago, Broadcom, HoldCo and New LP and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Avago and Broadcom in respect of the proposed transactions contemplated by the joint proxy statement/prospectus. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of Avago and Broadcom in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. Information regarding Avago’s directors and executive officers is contained in Avago’s Annual Report on Form 10-K for the year ended November 2, 2014 and its Proxy Statement on Schedule 14A, dated February 20, 2015, and information regarding Broadcom’s directors and executive officers is contained in Broadcom’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Proxy Statement on Schedule 14A, dated March 27, 2015, each of which are filed with the SEC and can be obtained free of charge from the sources indicated above.

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Contact

Ashish Saran

Investor Relations

+1 408-435-7400

investor.relations@avagotech.com